Exhibit 10.20

EMPLOYMENT AGREEMENT

KIM S. BRACE

This Employment Agreement is made on the 15th day of June, 2001, between PACIFIC NORTHWEST BANCORP and PACIFIC NORTHWEST BANK (hereinafter jointly referred to as the “Bank”) and KIM S. BRACE (hereinafter referred to as the “Executive”), who agree as follows:

RECITALS

A.            Pacific Northwest Bank, in conjunction with a Plan and Merger Agreement of Reorganization whereby Pacific Northwest Bank was acquired by InterWest Bancorp, Inc., entered into an Employment Agreement with Executive dated January 15, 1998.

B.             On June 15, 2000, the Bank and Executive amended the Agreement to make it advantageous for Executive to continue her employment through June 15, 2001.

C.             The Bank and Executive now wish to terminate the original Employment Agreement (January 15, 1998), as amended by the First Amendment thereto (June 15, 2000) and replace it with this Employment Agreement (this “Agreement”).

AGREEMENT

The parties agree as follows:

1.    Employment.  The Bank agrees to employ Executive and Executive agrees to accept employment as the Bank’s Executive Vice President and Chief Administrative Officer under the terms and conditions set forth in this Employment Agreement.

2.    Effective Date and Term.  This Employment Agreement is effective on June 16, 2001, replacing the prior Employment Agreement, as amended, which will remain in effect until the effective date of this Agreement.  The term of this Agreement is two years beginning on June 16, 2001, and terminating on June 15, 2003 (“Term”).

3.    Duties.  Executive will faithfully and diligently perform the duties assigned to Executive from time to time by the Bank’s President, consistent with the duties that have been normal and customary to Executive’s position.  Executive will use her best efforts to perform her duties and will devote full time and attention to these duties during working hours.  Executive will report directly to the Bank’s President.  The Bank’s Board of Directors may, from time to time, modify Executive’s title or performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank.  Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of her with or without additional compensation, as appropriate and consistent with this paragraph 3.

4.    Salary.  Executive shall receive a salary set by the Compensation Committee for employees with comparable duties and experience, but not less than $160,000 per year, to be paid in accordance with the Bank’s regular payroll schedule.  Executive’s salary shall be reviewed annually.

5.    Incentive Compensation.  The Bank’s Board of Directors will determine the amount of bonus, if any, to be paid by the Bank to Executive for each year during the Term.  In making this determination, the Bank’s Board of Directors will consider factors such as Executive’s performance of her duties and the safety, soundness and profitability of the Bank.  Executive’s bonus, if any, will reflect Executive’s contribution to the performance of the Bank during the year.

6.    Income Deferral and Benefits.  Subject to eligibility requirements and in accordance with and subject to any policies adopted by the Bank’s Board of Directors with respect to any benefit plans or programs, Executive will be entitled to receive benefits (including stock options) similar to those offered to other employees of the Bank with positions and duties comparable to those of Executive.

7.    Business Expenses.  The Bank will reimburse Executive for ordinary and necessary expenses including, without limitation, Bank automobile, travel, entertainment and similar expenses incurred in performing and promoting the Bank’s business.  Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

8.    Termination.

8.1  Termination by Bank for Cause.  If, before the end of the Term, the Bank terminates Executive’s employment for Cause, the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of Executive’s termination.  If Executive is terminated for Cause, Executive will have no right to receive compensation or other benefits for any period after termination under this Section 8.1.

8.2  Death or Disability.  This Agreement terminates: (i) if Executive dies, or (ii) if Executive is unable to perform her duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform her duties under this Agreement and making these accommodations would not require the Bank to expend any funds.  If termination occurs under this Section 8.2, Executive or her estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated, together with a single cash payment in an amount equal to Executive’s W-2 income before salary deferrals over the twelve (12) months preceding her death or disability.

8.3  Other Termination by Bank.  If, before the end of the Term, the Bank terminates Executive’s employment without Cause, or Executive terminates her employment for Good Reason, the Bank will pay Executive the greater of (a) the salary Executive would have been entitled to receive under this Agreement for the remainder of the Term if her employment had not terminated, or (b) the amount Executive would be entitled to receive under Section 8.4 hereof.

8.4  Voluntary Termination by Executive.  If before the end of the Term, Executive elects to terminate this Agreement by delivering written notice to the Bank, regardless of whether Executive had Good Reason to terminate this Agreement, the Bank will pay Executive a single cash payment in an amount equal to Executive’s W-2 income before salary deferrals over the twelve (12) months preceding the date of termination (“Total Annual Compensation”).

8.5  Return of Bank Property.  If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, passcards, identification cards, and any other property of the Bank.  At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals and specifications which constitute proprietary information or material of the Bank.  The obligations in this paragraph include the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car or place of residence, or in any other location under Executive’s control.

9.    Definition of “Cause”.  “Cause” means any one or more of the following:

9.1  Willful misfeasance or gross negligence in the performance of Executive’s duties;

9.2  Conviction of a crime in connection with her duties; or

9.3  Conduct demonstrably and significantly harmful to the Bank, as reasonably determined by the Bank’s Board of Directors on the advice of legal counsel.

10.    Definition of “Good Reason”.  “Good Reason” means only any one or more of the following:

10.1  Reduction, without Executive’s consent, of Executive’s salary or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Bank employees ( or employees of a successor or controlling entity of the Bank);

10.2  Assignment to Executive without her consent of any authority or duties materially inconsistent with Executive’s position as of the date of this Agreement; or

10.3  Relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than 60 miles each way from her current business office at the Bank on the date of this Agreement, unless Executive consents to the relocation or transfer.

11.    Confidentiality.  Executive will not, after signing this Agreement, including during and after its Term, use for her own purposes or disclose to any other person or entity any confidential information concerning the Bank or its business operations or customers, unless: (i) the Bank consents to the use or disclosure of its respective confidential information, (ii) the use or disclosure is consistent with Executive’s duties under this Agreement, or (iii) disclosure is required by law or court order.

12.    Enforcement.

12.1  The Bank and Executive stipulate that, in light of all the facts and circumstances of the relationship between Executive and the Bank, the requirement of confidentiality referred to in Section 11 is fair and reasonably necessary for the protection of the Bank’s confidential information, goodwill and other protectable interest.  If a court of competent jurisdiction should decline to enforce that provision, Executive and the Bank shall request the court to reform the provision to restrict Executive’s use of confidential information to the maximum extent the court finds enforceable.

12.2  Executive acknowledges that the Bank will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches Section 11 or threatens or attempts to do so.  For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

13.    Adequate Consideration.  Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Section 11 and that the Bank is entitled to require her to comply with such section.  Section 11 will survive termination of this Agreement.  Executive represents that if her employment is terminated, whether voluntarily or involuntarily,  Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

14.    Arbitration.

14.1  Arbitration.  At either party’s request the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration usually acceptable to the parties).  A single arbitrator agreed on by the parties will conduct the arbitration.  If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator.  This third arbitrator will hear the dispute.  The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision.  The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees.

14.2  Governing Law.  All proceedings will be held at a place designated by the arbitrator in King County, Washington.  The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

14.3  Exception to Arbitration.  Notwithstanding the above, if Executive violates Section 11 hereof, the Bank will have the right to initiate the court proceedings described in Section 12.2, in lieu of an arbitration proceeding under this Section 14.  The Bank may initiate these proceedings wherever appropriate within the state of Washington, but Executive will consent to venue and jurisdiction in King County, Washington.

15.    Miscellaneous Provisions.

15.1  Entire Agreement.  This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements.  Accordingly, Executive specifically waives the terms of and all of her rights under all employment, change in control and salary continuation agreements, whether written or oral, she has previously entered into with the Bank or any of its subsidiaries or affiliates.

15.2  Binding Effect.  This Agreement will bind and inure to the benefit of the Bank’s and Executive’s heirs, legal representatives, successors and assigns.

15.3  Litigation Expenses.  If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

15.4  Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights.  A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

15.5  Counsel Review.  Executive acknowledges that she has had the opportunity to consult with independent counsel with respect to the negotiation, preparation and execution of this Agreement.

15.6  Assignment.  The services to be rendered by Executive under this Agreement are unique and personal.  Accordingly, Executive may not assign any of her rights or duties under this Agreement.

15.7  Amendment.  This Agreement may be modified only through a written instrument signed by both parties and consented to by the Bank in writing.

15.8  Severability.  The provisions of this Agreement are severable.  The invalidity of any provision will not affect the validity of other provisions of this Agreement.

15.9  Governing Law and Venue.  This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law.  Except as otherwise provided in Section 14.3, the parties must bring any legal proceeding arising out of this Agreement in King County, Washington, and the parties will submit to jurisdiction in that county.

15.10  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

Dated as of the date first above written.

PACIFIC NORTHWEST BANK

By:	/s/ Patrick M. Fahey
Patrick M. Fahey, President and CEO

/s/ Kim S. Brace
KIM S. BRACE